Exhibit 99.1

PRESS RELEASE

PROSPERITY BANCSHARES, INC. AND LEGACYTEXAS FINANCIAL GROUP, INC. ENTER INTO DEFINITIVE

AGREEMENT TO MERGE

FOR IMMEDIATE RELEASE

HOUSTON & DALLAS, TEXAS, June 17, 2019. Prosperity Bancshares, Inc.® (NYSE: PB) (“Prosperity”), the parent company of Prosperity Bank®, and LegacyTexas Financial Group, Inc. (NASDAQ: LTXB) (“LegacyTexas”), the parent company of LegacyTexas Bank (“LegacyTexas Bank”), today jointly announced the signing of a definitive merger agreement pursuant to which LegacyTexas will merge with Prosperity.

LegacyTexas Bank operates 42 locations in 19 North Texas cities in and around the Dallas-Fort Worth area. As of March 31, 2019, LegacyTexas, on a consolidated basis, reported total assets of $9.3 billion, total gross loans of $8.1 billion and total deposits of $7.1 billion. Under the terms of the merger agreement, stockholders of LegacyTexas will receive 0.5280 shares of Prosperity common stock and $6.28 cash for each LegacyTexas share, subject to certain conditions. Based on Prosperity’s closing price of $67.24 on June 14, 2019, the total consideration was valued at approximately $2.1 billion, or approximately $41.78 per share.

Kevin Hanigan, LegacyTexas President and Chief Executive Officer, will join the Prosperity team as the President and Chief Operating Officer of Prosperity and President of Prosperity Bank; and Mays Davenport, LegacyTexas EVP and Chief Financial Officer, will be named EVP and Director of Corporate Strategy of Prosperity and Prosperity Bank. Scott Almy, Tom Swiley, Chuck Eikenberg and Aaron Shelby will hold senior management positions at Prosperity Bank.

In addition, upon completion of the merger, Kevin Hanigan, Bruce Hunt, and George Fisk, directors of LegacyTexas, will join the Board of Directors of Prosperity, and Mays Davenport will join the Board of Directors of Prosperity Bank.

“I am very excited to announce the merger of LegacyTexas with Prosperity,” stated David Zalman, Chairman and Chief Executive Officer of Prosperity. “Through the second largest bank merger in the history of Texas, our combined companies create the second largest bank by deposits headquartered in Texas. Together, our increased scale better positions us to invest in future opportunities and serve our customers. LegacyTexas has been serving the North Texas area for more than 60 years and we believe that our banks are complementary and provide many opportunities for continued growth. This is a rare opportunity to significantly enhance our presence in the Dallas/Fort Worth MSA, a market with a diverse economy that is continually attracting investment and has a growing population. Kevin, Mays, Scott, Tom, Chuck and Aaron have extensive experience and we are looking forward to them joining our team and continuing to take Prosperity to the next level.”

“We believe that Prosperity, one of the most successful banking franchises in Texas, with a strong core deposit base and a focus on relationship banking, is a perfect fit for LegacyTexas,” commented Kevin Hanigan. “We are very proud of our ability to serve the North Texas area and look forward to having our team and shareholders participate in the continued growth of our combined franchise.”

The merger has been unanimously approved by the Board of Directors of Prosperity and unanimously approved by the independent directors of LegacyTexas and is expected to close during the fourth quarter of 2019, although delays could occur. The transaction is subject to certain conditions, including the approval by LegacyTexas stockholders and Prosperity shareholders and customary regulatory approvals.

Keefe, Bruyette & Woods, A Stifel Company, represented Prosperity providing a fairness opinion to its Board of Directors, and Bracewell LLP acted as legal counsel to Prosperity. LegacyTexas was advised in this transaction by J.P. Morgan Securities LLC, as financial advisor, and Shapiro Bieging Barber Otteson LLP, as legal counsel.

Conference Call

Prosperity and LegacyTexas management teams will host a conference call on Monday, June 17, 2019 at 10:30 a.m. Eastern Time (9:30 a.m. Central Time) to discuss this transaction. Individuals and investment professionals may participate in the call by dialing 877-883-0383 for domestic participants, or 412-902-6506 for international participants. The elite entry number is 9646608.

Alternatively, individuals may listen to the live webcast of the presentation by visiting Prosperity’s website at www.prosperitybankusa.com. The webcast may be accessed from Prosperity’s home page by selecting “Presentations & Calls” from the drop-down menu on the Investor Relations tab and following the instructions.

About Prosperity Bancshares, Inc.®

As of March 31, 2019, Prosperity Bancshares, Inc.® is a $22.4 billion Houston, Texas based regional financial holding company, formed in 1983. Operating under a community banking philosophy and seeking to develop broad customer relationships based on service convenience, Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of small and medium sized businesses and consumers. In addition to established banking products, Prosperity offers a complete line of financial services including Online & Mobile Banking, Investment Services, Small Business (SBA) and Commercial Loans, Mortgage Services, Retail Brokerage Services, Cash Management, as well as traditional consumer services.

Prosperity currently operates 242 full-service banking locations: 65 in the Houston area, including The Woodlands; 29 in the South Texas area, including Corpus Christi and Victoria; 33 in the Dallas/Fort Worth area; 22 in the East Texas area; 29 in the Central Texas area, including Austin and San Antonio; 34 in the West Texas area, including Lubbock, Midland-Odessa and Abilene; 16 in the Bryan/College Station area; six in the Central Oklahoma area; and eight in the Tulsa, Oklahoma area.

About LegacyTexas Financial Group, Inc.

LegacyTexas Financial Group, Inc. is the holding company for LegacyTexas Bank, a commercially oriented community bank based in Plano, Texas. LegacyTexas Bank operates 42 banking offices in the Dallas/Fort Worth Metroplex and surrounding counties. For more information, please visit www.LegacyTexasFinancialGroup.com.

Cautionary Notes on Forward-Looking Statements

This communication contains statements which, to the extent they are not statements of historical fact, constitute “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. From time to time, oral or written forward-looking statements may also be included in other information released to the public. Such statements are typically, but not exclusively, identified by the use in the statements of words or phrases such as “aim,” “anticipate,” “estimate,” “expect,” “goal,” “guidance,” “intend,” “is anticipated,” “is expected,” “is intended,” “objective,” “plan,” “projected,” “projection,” “will affect,” “will be,” “will continue,” “will decrease,” “will grow,” “will impact,” “will increase,” “will incur,” “will reduce,” “will remain,” “will result,” “would be,” variations of such words or phrases (including where the word “could,” “may,” or “would” is used rather than the word “will” in a phrase) and similar words and phrases indicating that the statement addresses some future result, occurrence, plan or objective. These forward-looking statements may include information about Prosperity’s and LegacyTexas’s possible or assumed future economic performance or future results of operations, including future revenues, income, expenses, provision for loan losses, provision for taxes, effective tax rate, earnings per share and cash flows and Prosperity’s or LegacyTexas’s future capital expenditures and dividends, future financial condition and changes therein, including changes in Prosperity’s and LegacyTexas’s loan portfolio and allowance for loan losses, future capital structure or changes therein, as well as the plans and objectives of management for Prosperity’s or LegacyTexas’s future operations, future or proposed acquisitions, the future or expected effect of acquisitions on Prosperity’s or LegacyTexas’s operations, results of operations, financial condition, and future economic performance, statements about the anticipated benefits of the proposed transaction, and statements about the assumptions underlying any such statement. The forward-looking statements are based on expectations and assumptions Prosperity and LegacyTexas currently believe to be valid. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Many possible events or factors could adversely affect the future financial results and performance of Prosperity, LegacyTexas or the combined company and could cause those results or performance to differ materially from those expressed in the forward-looking statements. Such risks and uncertainties include, among others: the occurrence of any event, change or other circumstance that could give rise to the right of one or both of the parties to terminate the merger agreement, the outcome of any legal proceedings that may be instituted against Prosperity or LegacyTexas, delays in completing the transaction, the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction) or shareholder approvals or to satisfy any of the other conditions to the transaction on a timely basis or at all, the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors generally, or specifically in the Dallas/Fort Worth area where LegacyTexas does a majority of its business and Prosperity has a significant presence, the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, diversion of management’s attention from ongoing business operations and opportunities, potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction, Prosperity’s ability to complete the acquisition and integration of LegacyTexas successfully, and the dilution caused by Prosperity’s issuance of additional shares of its common stock in connection with the transaction. Each of Prosperity and LegacyTexas disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on Prosperity, LegacyTexas and factors which could affect the forward-looking statements contained herein can be found in Prosperity’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, its Quarterly Report on Form 10-Q for the three-month period ended March 31, 2019 and its other filings with the Securities and Exchange Commission (“SEC”), and in LegacyTexas’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, its Quarterly Report on Form 10-Q for the three-month period ended March 31, 2019 and its other filings with the SEC.

Additional Information about the Merger and Where to Find It

In connection with the proposed merger of LegacyTexas into Prosperity, Prosperity will file with the SEC a registration statement on Form S-4 to register the shares of Prosperity common stock to be issued to the stockholders of LegacyTexas. The registration statement will include a joint proxy statement/prospectus which will be sent to the stockholders of LegacyTexas and shareholders of Prosperity seeking their approval of the proposed transaction.

WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT PROSPERITY, LEGACYTEXAS AND THE PROPOSED TRANSACTION.

Investors and security holders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov. Documents filed with the SEC by Prosperity will be available free of charge by directing a request by telephone or mail to Prosperity Bancshares, Inc., Prosperity Bank Plaza, 4295 San Felipe, Houston, Texas 77027 Attn: Investor Relations, (281) 269-7199 and documents filed with the SEC by LegacyTexas will be available free of charge by directing a request by telephone or mail to LegacyTexas Financial Group, Inc., 5851 Legacy Circle, Suite 1200, Plano, Texas 75024, (972) 578-5000.

Participants in the Solicitation

Prosperity, LegacyTexas and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Prosperity and the stockholders of LegacyTexas in connection with the proposed transaction. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the joint proxy statement/prospectus regarding the proposed transaction when it becomes available. Additional information about Prosperity and its directors and executive officers may be found in the definitive proxy statement of Prosperity relating to its 2019 Annual Meeting of Shareholders filed with the SEC on March 14, 2019, and other documents filed by Prosperity with the SEC. Additional information about LegacyTexas and its directors and executive officers may be found in the definitive proxy statement of LegacyTexas relating to its 2019 Annual Meeting of Stockholders filed with the SEC on April 12, 2019, and other documents filed by LegacyTexas with the SEC. These documents can be obtained free of charge from the sources described above.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and does not constitute an offer to subscribe for, buy or sell, or the solicitation of an offer to subscribe for, buy or sell, or an invitation to subscribe for, buy or sell any securities or a solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, invitation, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Contact Information

Prosperity Bancshares, Inc.

David Zalman

Chairman and Chief Executive Officer

281.269.7199

david.zalman@prosperitybankusa.com

LegacyTexas Financial Group, Inc.

Kevin Hanigan

President and Chief Executive Officer

972.801.5799

kevin.hanigan@legacytexas.com